EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-1 of our report dated on November 29, 2021, with respect to the financial statements of Tanico, Inc. as of and for the period from May 3, 2021 (inception) to September 30, 2021 which report includes explanatory paragraphs about the existence of substantial doubt concerning the Company’s ability to continue as a going concern, therein included in its incorporation of documents by reference.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ JLKZ CPA LLP

Flushing, New York

February 15, 2022